Exhibit 14

            Consent of Independent Registered Public Accounting Firm



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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our reports dated February 17, 2006 and June 22, 2006 relating to the financial statements and financial highlights which appear in the December 30, 2005 Annual Report to Shareholders of Phoenix CA Intermediate Tax-Free Bond Fund, a series of Phoenix Asset Trust (formerly Phoenix-Kayne Funds) and in the April 30, 2006 Annual Report to Shareholders of Phoenix CA Tax-Exempt Bond Fund, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Information Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 29, 2006